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                                                                    EXHIBIT 10.6

THIS CONSULTANCY CONTRACT is made on the 30th day of August 2002

BETWEEN

(1)     deCODE genetics, Inc., a Delaware
        Corporation with its principal place of business at Sturlugata 8
        IS-101 Reykjavik
        Iceland ("Company")

(2)     Vane Associates, a partnership,
        "White Angles"
        7 Beech Dell
        Keston Park
        Keston
        Kent  BR2 6EP
        Great Britain ("Consultant")


IT IS AGREED:-


1     ENGAGEMENT OF SERVICES

      Consultant shall procure that Professor Sir John Vane ("Sir John Vane") acts as director and will serve as a member of the Company's Board of Directors (the "Board") and perform the duties of a director, in accordance with the Company's Amended and Restated Articles of Incorporation, Bylaws, and the General Corporation Law of Delaware (the "Services"). The Services will take place from time to time as reasonably requested by the Company at times mutually acceptable to Consultant and the Company at meetings in either Reykjavik or, occasionally, in Boston, Massachusetts. Sir John Vane may participate in such meetings by teleconference. It is anticipated that the Board will meet approximately five times per year and that Sir John Vane's time commitment per year to the Company shall not materially exceed that number of days.
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2     COMMENCEMENT

      This Agreement shall be deemed to commence with effect from August 30, 2002 ("Commencement Date") and shall continue until the close of business on the third anniversary of the date of this Agreement and thereafter until terminated by either party upon 90 days' written notice to each other.

3     COMPENSATION

      In consideration of the Consultant's Services and subject to approval by the Company's Board of Directors, which shall be confirmed to Consultant prior to commencement, the Company shall pay to Vane Associates:

3.1 an annual retainer of US$12,000 per annum paid in advance on the Commencement Date and on each anniversary of the Commencement Date during the continuation of this Agreement, pro-rated for part quarters worked at the end of the Agreement (if applicable).

3.2 US$3,000 per day for each Board Meeting that Sir John Vane attends whether personally or by telephone participation and for each other day on which Sir John Vane provides services to the Company at the Company's request and

3.3 In addition the Company shall grant Sir John Vane non statutory stock options ("Options") to purchase up to 60,000 Company shares of common stock of the Company at closing market price on the day prior to the Commencement Date on the terms and conditions contained in the stock option grant agreement attached as an exhibit hereto The Options shall be deemed granted upon signature of this Agreement and the Company shall forthwith take such steps and execute such documents necessary to give effect to this obligation forthwith upon your signature of this Agreement.

4     FEES

4.1 The Consultant will be entitled to receive the fee referred to above payable to its account at
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      HSBC Bank International

      Sort Code :  40-47-79
      Account No : 20295930
      For further credit to First Direct:  SWIFT CODE:  MIDLGB22 payable in full without deduction for bank transfer charges within 28 days of each meeting;

5     EXPENSES

5.1 Company will reimburse the Consultant's first class travel and out-of-pocket expenses incurred on behalf of Sir John Vane for travel, accommodation and incidental expenses made on behalf of or for the benefit of the Company including travelling to and from Company meetings which shall be billed to the Company at cost as incurred and shall be supported by appropriate receipts and other relevant documentation.

5.2 The Company agrees to reimburse the Consultant all its legal expenses in reviewing, negotiating and amending this Agreement and the associated Indemnity Agreement.

6     COPYRIGHT

6.1 All copyrights and/or design rights in any work created in the course of or under this Agreement shall belong to Company save for papers the Consultant and/or Sir John Vane publishes and lectures or delivers where the copyright and right to copyright become a moral right and a right to use, deliver and exploit which shall belong to the Consultant and/or Sir John Vane.

6.2 For the avoidance of doubt Company acquires no rights to any copyright, design rights, moral right, patents or similar intellectual property rights arising in the course of the Consultant's or Sir John Vane's work under any other consultancies or appointments held from time to time.

7     ACKNOWLEDGEMENT AND ASSIGNMENT

7.1 It is agreed that this Agreement shall enure for the benefit of and be enforceable by the Consultant and its successors in title.
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7.2   This Agreement is not assignable by either party without the prior written approval of the other.

8     AMENDMENTS

      Changes, amendments and supplements to this Agreement must be made in writing and signed by the parties.

9     GOVERNING LAW

9.1   This Agreement shall be governed by the laws of England

9.2 By their execution of this agreement the parties hereby irrevocably agree to submit to the exclusive jurisdiction of the English Courts.

10    TERMINATION

10.1 This Agreement may be terminated by either party without liability to the other on 90 days written notice to expire no earlier than the close of business on the third anniversary of this Agreement.

10.2 If either party is in breach of any provision of this Agreement, the non-breaching party may in writing give the allegedly breaching party written notice to cure or remedy such breach within 28 days of receipt of such written notice. If the allegedly breaching party has not cured or remedied the alleged breach within that period, then this Agreement may be terminated forthwith upon further written notice.

10.3 The Company shall ensure that the Consultant is reimbursed for the Consultant's fees and expenses down to the date of termination howsoever arising without set-off or deduction.

11    PRE-EXISTING AGREEMENTS

      This Agreement supersedes and replaces in all respects the Consultancy Contract dated as of December 1, 1997 between the parties, which Consultancy Contract shall be of no further force or effect. This Agreement is subject to the understanding that the Consultant and/or Sir John Vane are contracted to and affiliated with various organisations and other companies and may from time to time become contracted to
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      and affiliated with other similar organisations and other companies, including but without limitation on an equity investment basis (collectively, the "Affiliated Entities"). It is particularly understood that the Consultant and/or Sir John Vane are required to fulfil certain obligations to the Affiliated Entities pursuant to the guidelines or the policies if any, adopted by the Affiliated Entities or pursuant to a contract entered into with such Affiliated Entities.

12    INDEMNITY AGREEMENT

      In connection with this Agreement, Sir John Vane and the Company have executed a certain Indemnity Agreement dated as 1 December 1997, which agreement shall continue in full force and effect.

13    NOTICES

      Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed effectively served upon personal delivery or upon delivery by courier or 7 days after posting by certified mail if sent from the USA or by registered post if sent from England, in either case sent by express pre-paid air, addressed to the other party at its address as shown above or to such other address as such party may designate in writing for the purpose of this Agreement from time to time.

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
/s/Kari Stefansson.                          /s/ John Vane

COMPANY                                      THE CONSULTANT
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